Exhibit (a)(5)(C)

ALLERGAN COMMENCES CASH TENDER OFFER FOR

ALL OUTSTANDING SHARES OF MAP PHARMACEUTICALS

January 31, 2013 (Irvine, CA) - Allergan, Inc. (NYSE: AGN) (“Allergan”) today announced that its wholly-owned subsidiary, Groundhog Acquisition, Inc. (“Purchaser”), has commenced a tender offer to purchase all outstanding shares of common stock of MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (“MAP”) for $25.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 22, 2013, by and among Allergan, Purchaser and MAP (the “Merger Agreement”), which Allergan and MAP announced on January 22, 2013. The Merger Agreement provides, among other things, that after completion of the tender offer, and subject to customary conditions, Purchaser will merge with and into MAP (the “Merger”), with MAP continuing as the surviving corporation and a wholly-owned subsidiary of Allergan. Immediately prior to the effective time of the Merger, any shares not purchased in the tender offer (other than shares held by Allergan, Purchaser, MAP or any of its wholly-owned subsidiaries, and any shares held by any MAP stockholders who validly exercise their appraisal rights in connection with the Merger) will be converted into the right to receive the same cash price per share paid in the tender offer, without interest and less any applicable withholding taxes.

The board of directors of MAP has unanimously determined, among other things, that the tender offer is advisable, fair to and in the best interests of MAP and its stockholders and has unanimously agreed to recommend that MAP’s stockholders accept the tender offer and tender their shares to Purchaser.

Completion of the tender offer is subject to the tender of at least a majority of MAP’s outstanding shares of common stock (on a fully diluted basis), the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. There is no financing condition to the Offer.

MAP’s directors and executive officers and a major stockholder of MAP affiliated with a director, collectively owning approximately 9 percent of MAP’s outstanding common stock, have entered into a tender and support agreement with Allergan committing to tender all of their MAP shares in the tender offer and, if applicable, to vote in favor of the Merger.

Purchaser and Allergan are filing with the U.S. Securities and Exchange Commission (the “SEC”) today a Tender Offer Statement on Schedule TO (the “Schedule TO”), including an Offer to Purchase (the “Offer to Purchase”), a related Letter of Transmittal (the “Letter of Transmittal”) and other related materials, setting forth in detail the complete terms and conditions of the tender offer. Additionally, MAP is filing with the SEC today a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the unanimous recommendation of the board of directors of MAP that MAP stockholders accept the tender offer, tender their shares to Purchaser and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger and the tender offer.

The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on the night of February 28, 2013, unless extended in accordance with the Merger Agreement and applicable rules and regulations of the SEC.

The information agent for the tender offer is D.F. King & Co., Inc. (the “Information Agent”). MAP stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials or who have questions regarding the tender offer should contact the Information Agent toll-free at (800) 347-4750.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer. Goldman, Sachs & Co. is acting as dealer manager for the tender offer, and Gibson, Dunn & Crutcher LLP is acting as legal advisor to Allergan.

About Allergan, Inc.

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 10,800 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, obesity intervention and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com.

Contact Information:

D.F. King & Co., Inc	(212) 269-5550 or (800) 347-4750
Allergan Investor Relations	(714) 246-4636
Media Inquiries (Bonnie Jacobs)	(714) 246-5134

Notice to Investors

The tender offer described in this press release has commenced, but this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to buy the outstanding shares of common stock of MAP is being made pursuant to the Tender Offer Statement on Schedule TO filed by Purchaser and Allergan with the SEC on January 31, 2013. MAP has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on January 31, 2013. MAP stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement because they contain important information which should be read carefully before any decision is made with respect to the tender offer. These materials have been or will be sent free of charge to all stockholders of MAP. The Tender Offer Statement and the Solicitation/Recommendation Statement (and all other tender offer documents filed with the SEC) are also available for free on the SEC’s website: www.sec.gov. The Schedule TO (including the Offer to Purchase and related materials) and the Schedule 14D-9 (including the Solicitation/Recommendation Statement), may also be obtained for free by contacting the Information Agent, at (800) 347-4750.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Allergan and MAP file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Allergan and MAP at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Allergan’s and MAP’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking statements,” relating to the acquisition of MAP Pharmaceuticals by Allergan. All statements other than historical facts included in this press release, including, but not limited to, statements regarding the timing, and the closing of the tender offer and merger transactions and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, uncertainties as to how many of MAP’s stockholders will tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that the U.S. Food and Drug Administration or other regulatory authorities do not approve LEVADEX® in the manner desired by MAP and Allergan, on a timely basis, or at all; that there is a material adverse change to MAP; that the integration of MAP’s business into Allergan is not as successful as expected; the failure of Allergan to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside the company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in the companies’ periodic reports filed with the SEC including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about Allergan is available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636. Additional information about MAP is available at www.mappharma.com.

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